UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 13, 2009

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 13, 2009, the Company entered into a retention agreement with Joan M. Sweeney. The retention agreement supercedes the employment agreement between Ms. Sweeney and the Company entered into on January 1, 2004, and all amendments to that employment agreement. Pursuant to the retention agreement, which provides for a three-year term, Ms. Sweeney will serve as Managing Director and Special Advisor to the Chief Executive Officer and be responsible for advising the Chief Executive Officer on strategic business and management issues.

The agreement specifies compensation for Ms. Sweeney, including annual base salary compensation of $1.5 million during each year of the term of the agreement, a grant of 500,000 stock options and special retention bonuses that total $450,000 during the term of the agreement. The Compensation Committee has the right to increase but not decrease the base salary during the term of the agreement. Under the agreement, Ms. Sweeney also is eligible to participate in all employee benefit programs that the Company may provide to its other executives subject to the terms of the programs including the payment of life insurance premiums.

Ms. Sweeney has the right to voluntarily terminate her employment at any time with 30 days’ notice. If she resigns without good reason or her employment is terminated with cause, she will not receive any severance pay. Among other things, Ms. Sweeney’s retention agreement prohibits her from hiring employees of the Company for a period of two years following her departure from the Company.

If her employment is terminated by the Company without cause or by Ms. Sweeney for good reason or as a result of death or disability (as defined in the employment agreement), she (or in the case of her death, her estate) will be entitled to severance pay, which will include the sum of any amount of base compensation and any special retention bonuses that Ms. Sweeney would have received had her employment continued through the end of the term of the agreement, plus a cash payment in lieu of certain post-termination health and welfare benefits. Severance payments generally will be paid in a lump sum no earlier than six months after separation.

Ms. Sweeney could receive additional payments under certain circumstances. During the first two years of the agreement, Ms. Sweeney would be eligible to receive additional payment(s), that in total could not exceed $2.0 million, if the following conditions are met: (a) if there is a change in control of the Company, and if Ms. Sweeney terminates her employment for good reason as a result of that change in control or Ms. Sweeney’s employment has been previously terminated by the Company without cause or by Ms. Sweeney for good reason, she would be entitled to an additional one-time lump sum payment of $2.0 million; or (b) if Ms. Sweeney ceases to be a member of the Company’s Board of Directors other than due to her resignation, death or disability and her employment is terminated by the Company other than for cause or by Ms. Sweeney for good reason, she would be entitled to an additional one-time lump sum payment of $1.0 million.

During the final year of the agreement, if there has not been a change of control that would have entitled Ms. Sweeney to a payment upon change of control as described in (a) above, Ms. Sweeney would be eligible to receive additional payment(s), that in total could not exceed $1.0 million, if the following conditions are met: (a) if there is a change in control of the Company, and if Ms. Sweeney terminates her employment for good reason as a result of that change in control or Ms. Sweeney’s employment has been previously terminated by the Company without cause or by Ms. Sweeney for good reason, she would be entitled to an additional one-time lump sum payment of $1.0 million; or (b) if Ms. Sweeney ceases to be a member of the Company’s Board of Directors other than due to her resignation, death or disability and her employment is terminated by the Company without cause or by Ms. Sweeney for good reason, she would be entitled to an additional one-time lump sum payment of $0.5 million.

If any provision of the employment agreement would cause Ms. Sweeney to incur any additional tax under Section 409A of the Code the Company will reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

The foregoing description of the retention agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the retention agreement filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

Exhibit No. Description
10.1 Retention Agreement between Joan M. Sweeney and Allied Capital
Corporation, dated May 13, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

May 19, 2009	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Retention Agreement between Joan M. Sweeney and Allied Capital Corporation, dated May 13, 2009.